Exhibit 1a.

                      THE ALGER DEFINED CONTRIBUTION TRUST
                    (hereafter "The Alger Retirement Fund")

                            Certificate of Amendment

The undersigned, being the Secretary of The Alger Defined Contribution Trust, (hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by
Section 9.3 of the Agreement and Declaration of Trust, dated July 14, 1993, as amended (hereinafter, as so amended, referred to as the "Declaration of Trust"), and the affirmative vote of a Majority of the Trustees at a meeting duly called and held on March 1, 1996, the Declaration of Trust is amended as follows:

1. Section 1.1 of the Declaration is hereby amended to change the name of the Trust to "The Alger Retirement Fund."

2. The names of the Portfolios established by Section 6.2 of the Declaration of Trust and by the Certificate of Designation filed August 18, 1993 are hereby amended to be as follows:

          Alger Small Cap Retirement Portfolio
          Alger Midcap Growth Retirement Portfolio
          Alger Growth Retirement Portfolio
          Alger Capital Appreciation Retirement Portfolio

IN WITNESS WHEREOF, the undersigned has set his/her hand and seal this 30 day of March 1996.

                                           /s/ Mary Marsden-Cochran
                                           ------------------------
                                               Mary Marsden-Cochran
                                               Secretary